EXHIBIT 99.1
Johnson Controls Announces Results of Offer to Exchange its Equity Units
     MILWAUKEE, Sept. 28, 2009 /PRNewswire/ — Johnson Controls, Inc. (NYSE: JCI) today announced the final results of its previously announced offer to exchange up to 8,550,000 of its outstanding Equity Units (the “Equity Units”) in the form of Corporate Units (the “Corporate Units”) for a cash payment and shares of its common stock (the “Corporate Units Exchange Offer”). The Corporate Units Exchange Offer expired at 5:00 p.m., New York City time, on September 25, 2009 (the “Expiration Date”).
     Johnson Controls has been advised by Global Bondholder Services Corporation, the information and exchange agent for the Corporate Units Exchange Offer, that approximately 8,082,000 Corporate Units had been tendered as of the Expiration Date, all of which have been accepted for exchange. Johnson Controls will exchange approximately 39.3 million shares of common stock and approximately $52.5 million in cash for the Corporate Units accepted in the Corporate Units Exchange Offer. Settlement of the Corporate Units Exchange Offer will occur on September 30, 2009 after payment of the quarterly cash distributions on the Equity Units for the period ended September 30, 2009 has been made to persons that were holders of record of the Equity Units as of September 15, 2009.
     Approximately 89.8% of the outstanding Corporate Units was tendered in the Corporate Units Exchange Offer. A total of approximately 918,000 Corporate Units will remain outstanding following the Corporate Units Exchange Offer.
     BofA Merrill Lynch and Barclays Capital acted as joint-lead dealer managers for the Corporate Units Exchange Offer and Citi acted as co-dealer manager. Additional information regarding the Corporate Units Exchange Offer may be obtained from Global Bondholder Services Corporation at 212-430-3774 or 866-389-1500 (toll-free), or from BofA Merrill Lynch at 646-855-3401 or 888-292-0070 (toll-free), attention Debt Advisory Services, or Barclays Capital at 212-528-7581 or 800-438-3242 (toll-free), attention Liability Management Group.
     This press release does not constitute an offer to sell or the solicitation of an offer to buy the common stock nor shall there be any sale of the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful.
     About Johnson Controls
     Johnson Controls is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 140,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. Our commitment to sustainability drives our environmental stewardship, good corporate citizenship in our workplaces and communities, and the products and services we provide to customers. For additional information, please visit http://www.johnsoncontrols.com/. Johnson Controls’ common stock and the Corporate Units are listed on the New York Stock Exchange under the symbols “JCI” and “JCI PrZ,” respectively.
     SOURCE Johnson Controls, Inc.